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                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT ("Agreement") is dated September 25, 2000 by and between those parties listed in Addendum I as Sellers (individually referred to herein as a Seller, and collectively as Sellers), and those parties listed in Addendum I as Exchangors (individually referred to herein as an Exchangor and collectively as Exchangors), on the one hand (Sellers and Exchangors collectively referred to herein as "Transferors"), and Bush Gardens, LLC, a Nevada limited liability company ("Buyer").

                                    RECITALS

A. Sellers are the owners of those certain properties listed on Schedule 1A (the "Sale Properties"). Exchangors are the owners of those certain Properties listed on Schedule 1B (the "Exchange Properties"). Buyer desires to acquire all of the Properties and each of the Transferors desire to transfer the Property to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereby agree as follows:

        1. DEFINITIONS. Terms used in this Agreement shall have the meanings set forth in Addendum I attached hereto.

        2. AGREEMENT TO PURCHASE AND TRANSFER. Subject to and upon the terms and conditions herein set forth and the representations and warranties contained herein, Transferors agree to transfer, severally and not jointly, the Properties owned by such Transferor to Buyer, and Buyer agrees to acquire the Properties from Transferors.

        3. CONSIDERATION. Subject to the remainder hereof Transferors and Buyer agree that the total Consideration for the Properties shall be Four Hundred Four Million Ninety Three Thousand Five Hundred Sixteen and 00/100ths Dollars ($404,093,516.00).

            (a) The Consideration shall comprise the following components:

               (i) EARNEST MONEY DEPOSIT. Within two (2) business days after the Effective Date, Buyer shall deposit the Initial Earnest Money Deposit in escrow with the Title Company. If Buyer does not terminate this Agreement on or before the Approval Date, Buyer shall deposit the Remaining Earnest Money Deposit with the Title Company on or before the Approval Date. While held by the Title Company,




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        the Earnest Money shall be held in a federally insured interest-bearing account and interest accruing thereon shall be for the account of Buyer. In the event the transaction contemplated hereby is consummated, the Earnest Money plus interest accrued thereon while held by the Title Company shall be credited against Buyer's payment obligations hereunder.

               (ii) THE ASSUMED LOANS. At the Closing, there shall be credited against the Consideration an amount equal to the principal balance of the Assumed Loans as of the Closing Date, together with all accrued unpaid interest thereon as of the Closing Date, and all late charges, penalties or other charges owing under the Assumed Loans. As a condition precedent to Buyer's obligations hereunder, Buyer shall have received binding written commitments allowing Buyer to assume each of the Assumed Loans, as more fully provided in Section 5(a)(v), below, Any other Loans that encumber any portion of the Property are the responsibility of Transferors, and will be paid in full at the Closing at Transferors' sole cost and expense. Any and all costs, charges, expenses and fees relating to the Buyer's assumption of the Assumed Loans shall be paid by the Buyer. As to the Assumed Loans, at Closing, Transferors shall either
        (i) retain all rights to existing escrowed reserve amounts (for taxes, replacements, repairs, etc.) held by the Lenders, with a commitment from such Lenders to promptly return such amounts of Transferors or (ii) receive a credit from Buyer for all such amounts retained by the Lenders post Closing for the benefit of Buyer.

               (iii) CASH. Immediately available funds, in an amount equal to the Consideration, less the aggregate amount of the Earnest Money Deposit and the Assumed Loans credit as set forth above.

               (iv) INDEPENDENT CONTRACT CONSIDERATION. Promptly after execution of this Agreement by all parties hereto, Buyer will deliver to Seller the amount of One Hundred and No/100 Dollars ($100.00) (the "Independent Contract Consideration") which amount has been bargained for and agreed to as consideration for Seller's execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Contract, and is nonrefundable in all events.

        (b) ALLOCATION OF CONSIDERATION. The Consideration shall be allocated among the Transferors and the multiple properties comprising the Property in the manner set forth in Section 14(a) and on Schedule 5.

4. BUYER'S DUE DILIGENCE. Buyer acknowledges that Transferors have afforded Buyer and its agents and representatives an opportunity to review all of the Due Diligence Materials prior to the date of this Agreement and, subject to the express terms of this Agreement, that Buyer has completed such review to its satisfaction. Buyer has assumed fully the risk that



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Buyer has failed completely and adequately to review and consider any or all of such materials. But for Buyers' expression of satisfaction with the content of the Due Diligence Materials, Buyer would not have entered into this Agreement; but for Buyer's expression of such satisfaction and assumption of any risk as to the character of its review and consideration of the Due Diligence Materials, Transferors would not have entered into this Agreement. Nevertheless, during the Due Diligence Period, Buyer shall be permitted to make a further review of the Investigation Matters to determine whether any Material Adverse Matters Amounts exist with respect to the Properties and the extent of any such Material Adverse Matters Amount. After the Approval Date, Buyer shall have no further right of inspection and review with respect to the Properties except solely for the purpose of assisting Buyer in its management transition. The rights and obligations of the parties arising out of Buyer's determination and assertion prior to the Approval Date that such Material Adverse Matters Amounts do exist shall be limited to Investigation Matters and governed solely by the provisions of Section 4(f) below. Subject to the foregoing, and as more fully provided below, Transferors agree to assist and cooperate with Buyer in obtaining access to the Property and certain documents relating thereto for purposes of inspection and due diligence.

        (a) PHYSICAL INSPECTION OF THE PROPERTY. At any time(s) reasonably requested by Buyer following the Effective Date and prior to Closing, Transferors shall afford authorized representatives of Buyer reasonable access to the Property for purposes of informing itself as to the Investigation Matters, satisfying Buyer with respect to the representations, warranties and covenants of Transferors contained herein and with respect to the satisfaction of any Buyer's Conditions Precedent to the Closing; provided, however, that Buyer shall use commercially reasonable efforts not to unreasonably disturb or interfere with the rights of Tenants. Buyer shall provide Transferors with not less than forty-eight (48) hours advance written notice of any such inspections, and Transferors, at their election, shall have the right to have a representative present during any such investigations. Buyer hereby agrees to indemnify and hold the Transferors harmless from any claims, liabilities, costs, damages or injury to persons or property resulting from such investigations or caused by Buyer or its authorized representatives during their entry and investigations prior to the Closing. In the event this Agreement is terminated, Buyer shall restore each of the Properties to substantially the condition in which it was found. This indemnity shall survive the termination of this Agreement or the Closing, as applicable.

        (b) DELIVERY OF DOCUMENTS AND RECORDS. Buyer acknowledges receipt of the Due Diligence Materials, except for the information contained on Schedules 2 and IIE.1, which shall be provided by Transferors not later than fifteen (15) business days after the Effective Date. Except as specifically set forth herein or in any closing documents delivered by Transferors hereunder, Transferors make no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Buyer in connection with Buyer's inspection of the Property (e.g., that such materials are complete, accurate, or the final version thereof, or that all such materials are in the Transferors'




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possession). It is the parties' express understanding and agreement that such materials are provided only for Buyer's convenience in making its own examination and determinations regarding the Properties prior to the Approval Date, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Transferors except for the express representations and warranties of Transferors contained herein or in any closing documents delivered by Transferors hereunder. Buyer expressly disclaims any intent to rely on any such materials provided to it by Transferors in connection with its own inspections and agrees that it shall rely solely on its own independently developed or verified information except for the express representations and warranties of Transferors contained herein or in any closing documents delivered by Transferors hereunder.

        (c) CONTACTS WITH PROPERTY MANAGERS. At any time reasonably requested by Buyer following the Effective Date and prior to Closing, Buyer may contact and interview the property manager/leasing agent(s), provided that such contacts or interviews shall occur only after reasonable oral or written notice to Transferors and a representative of Transferors may be present during any interview.

        (d) SERVICE CONTRACTS. At or before the Closing, except as set forth below, Transferors will terminate all existing Service Contracts for the Property except for those Service Contracts listed on Schedule 2, which will be assigned to and assumed by Buyer at the Closing. Transferors will provide Buyer with a complete listing of the Service Contracts to be listed on Schedule 2 within fifteen (15) days after the Effective Date. Schedule 2(a) includes a list of capital expenditures/repairs that the Transferors anticipate completing on or before the Closing Date (the "Property Work". Buyer and Transferors shall agree upon a revised form of Schedule 2(a) as of the Closing Date; to the extent that any Property Work remains unfinished as of the Closing Date, Buyer shall assume the obligation to complete the unfinished Property Work (including any Contracts in connection therewith), and Transferors shall give Buyer a credit at closing for the cost of completing any such unfinished work, including the costs associated with any change orders executed or authorized by Transferors relating to such unfinished work.

        (e) APPROVAL OF TITLE. Prior to the Approval Date, Buyer shall advise Transferors what exceptions to title, if any, will not be accepted by Buyer. Transferors shall be obligated to remove any objectionable exception which can be removed with the payment of a liquidated sum of money. Transferors' failure to cure any such monetary objection shall constitute a breach of Transferors' obligations under this Section 4(e) and shall entitle Buyer to the remedies set forth in the Guaranty Agreement. With respect to any objectionable exception which cannot be removed with the payment of a liquidated sum of money, Transferors shall have fifteen (15) business days after receipt of Buyer's objections to give to Buyer. (A) written notice that Transferors will remove such objectionable exceptions on or before the Closing Date; or (B) written notice that Transferors elect not to cause such exceptions to be removed. Transferors' failure to give notice to Buyer within the fifteen (15)




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business day period shall be deemed to be Transferors' election not to cause such exceptions to be removed. If Transferors give Buyer notice or are otherwise deemed to have elected to proceed under clause (B), Buyer shall have until ten
(10) business days after receipt of Transferors' actual or deemed notice as to Transferors' unwillingness to cause such exceptions to be removed to elect (i) to proceed to close the transaction as set forth in this Agreement, or (ii) to proceed to close the transaction without purchasing any Property that is subject, as of the Closing Date, to any uncured objectionable non-monetary exception that materially and negatively impairs the Property ("Impaired Property"), in which event the Consideration will be reduced by the Allocated Price of such Impaired Property, or (iii) to terminate this Agreement pursuant to Section 13(a). If Buyer fails to give Transferors notice of its election on or before the expiration of such ten (10) business day period, Buyer shall be deemed to have elected to proceed to close the transaction without purchasing the Impaired Property and for the appropriately reduced Consideration, and to have waived any, right to terminate this Agreement under this provision. If Transferors' give notice pursuant to clause (A) and fail to remove any such objectionable exceptions from title prior to the Closing Date despite Transferors good faith efforts to the contrary, Buyer shall have the same rights and options set forth in (i), (ii) and (iii) above in this Section 4(e).

        (f) BUYER'S RIGHT TO TERMINATE. Buyer shall have the right to terminate this Agreement pursuant to Section 13(a) on or before the Approval Date only if, on or prior to the Approval Date, Buyer shall deliver to Transferors written notice asserting, in Buyer's good faith determination, the existence of Material Adverse Matters Amounts as to the Property only (i) with respect to Investigation Matters, and (ii) if the aggregate total of Material Adverse Matters Amounts exceeds 2% of the Consideration ("Buyer's Termination Notice"). Buyer's failure to deliver to Transferors on or prior to the Approval Date the Buyer's Termination Notice, shall be deemed conclusively as Buyer's confirmation of the absence of any Material Adverse Matters Amounts and Buyers election to waive its termination rights pursuant to this Section 4(f), and to proceed with the acquisition of the Properties hereunder. If Buyer delivers a Buyer's Termination Notice, the notice shall set forth: (i) the identity of any Properties as to which Buyer has identified any Material Adverse Matters Amounts, (ii) the nature of the Investigation Matter which resulted in such Material Adverse Matters Amounts, and (iii) reasonably detailed evidence of the existence of such Material Adverse Matters Amount and Buyer's rationale for and calculation of the Material Adverse Matters Amounts set forth.

5. CONDITIONS TO CLOSING.

        (a) BUYER'S CONDITIONS PRECEDENT Buyer's Conditions Precedent as set forth below are precedent to Buyer's obligation to acquire the Property. The Buyer's Conditions Precedent are intended solely for the benefit of Buyer. If any of the Buyer's Conditions Precedent is not satisfied, Buyer shall have the right in its sole discretion either to waive the Buyer's Condition Precedent and proceed with the acquisition without adjustment to the




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Consideration or terminate this Agreement by written notice to Transferors and the Title Company.

               (i) CONVEYANCES BY TRANSFERORS. At the Closing, the Transferors shall convey to Buyer all of their respective right, title and interest to the Properties by executing and delivering all documents required to be delivered by Transferors pursuant to the Section entitled "Closing and Escrow."

               (ii) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Transferors contained in Addendum II shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, and Transferors' covenants under this Agreement shall be satisfied as of the Closing Date (to the extent such covenants are to be satisfied as of the Closing Date.)

               (iii) TITLE POLICY. Title Company shall be committed to issue the Title Policy at Closing for the Property, showing title to the insured Property vested in Buyer, subject only to the Permitted Exceptions.

               (iv) PROPERTY CONDITION. The physical condition of the Real Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear and loss by casualty excepted.

               (v) ASSUMPTION OF EXISTING LOANS. On or before seventy five (75) days after the Effective Date (the "Loan Commitment Date"), Buyer shall have received binding written approvals allowing Buyer to assume the Assumed Loans, with aggregate fees and costs payable by Buyer to such lenders not exceeding 1.5% of the principal amount of the debt so assumed, and on such other terms as are currently prevailing in the marketplace and as are reasonably acceptable to Buyer. Buyer agrees to promptly file and diligently pursue applications for the assumption of the Assumed Loans and to pay all costs and provide all information that is required by those Lenders considering such applications. Buyer agrees to keep the Transferors advised as to the progress of the Buyer in obtaining such approvals, and to file reasonably complete assumption applications with the Lenders no later than thirty (30) days after the Effective Date (the "Assumption Application Deadline"). Buyer shall confirm in writing to Transferors on or before the Assumption Application Deadline that such assumption applications for the Assumed Loans have been completed by Buyer and delivered to the required Lenders. Any right to terminate this Agreement as a result of the failure of this Buyer's Condition Precedent shall be conditioned upon Buyer's fulfilling its obligations as to the filing of the assumption applications as required above, and shall be exercised by Buyer's delivery of written notice to transferors on or before the Loan Commitment date; failure to file the required applications and/or deliver such termination notice shall constitute Buyer's waiver of this Buyer's Condition Precedent.




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               (vi) SECURITIES CLOSING. The closing of the transactions
        contemplated in the Stock Repurchase Agreement has occurred or is occurring simultaneously with the Closing hereunder.

               (vii) GUARANTY AGREEMENT. The Guaranty Agreement has been executed by the parties thereto, no default exists under such document, and such document has not been terminated by either party thereto.

        (b) TRANSFERORS' CONDITIONS PRECEDENT.

               (i) BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. It shall be a condition precedent to Transferors' obligation to transfer the Property, that the representations and warranties of Buyer contained herein shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Buyer's covenants under this Agreement shall be satisfied as of the Closing Date (to the extent such covenants are to be satisfied as of the Closing Date).

               (ii) ASSUMPTION OF EXISTING LOANS. On or before the Closing Date, Buyer shall have received binding written commitments allowing Buyer to assume the Assumed Loans. Each loan assumption agreement/documentation shall release the applicable Transferor and any guarantors from any obligations arising or accruing under the terms of the Assumed Loans (as the same maybe amended as a part of the assumption process) from and after the Closing Date.

               (iii) SECURITIES CLOSING, The closing of the transactions contemplated in the Stock Repurchase Agreement has occurred or is occurring simultaneously with the Closing hereunder.

               (iv) GUARANTY AGREEMENT. The Guaranty Agreement has been executed by the parties thereto, no default exists under such document, and such document has not been terminated by either patty thereto.

               (v) TRANSFERORS' RIGHTS TO WAIVE. Such conditions precedent are intended solely for the benefit of the Transferors. If any of the Transferors' Conditions Precedent is not satisfied, Transferors shall have the right in their sole discretion either to waive the Transferors' Condition Precedent and proceed with the transaction or terminate this Agreement by written notice to Buyer and the Title Company.

        (c) DEEMED APPROVAL OF CONDITIONS. In the event that any party having the right of cancellation hereunder based on failure of a condition precedent set forth herein does not inform the other party and Title Company in writing of the failure of any condition


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precedent made for the benefit of such party prior to the Closing, such failure shall be deemed to have been waived, effective as of the Closing; provided that a party shall not be deemed to have waived any claim for breach of any representation or warranty by the other party unless such party has Actual Knowledge of such breach prior to Closing.

        (d) RETURN OF MATERIALS. Upon termination of this Agreement and the escrow for failure of a condition precedent or upon termination by Buyer prior to the Approval Date, Buyer shall return to Transferors all materials provided by Transferors to Buyer pursuant to the Section entitled "Buyer's Due Diligence."

6. CLOSING AND ESCROW.

        (a) CLOSING DATE. The Closing shall be conducted through the Title Company, on or before the Closing Date.

        (b) DEPOSIT OF AGREEMENT AND ESCROW INSTRUCTIONS. The parties shall promptly deposit a fully executed copy of this Agreement with Title Company and this Agreement shall serve as escrow instructions to Title Company for consummation of the transactions contemplated hereby. The parties agree to execute such additional escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control unless such supplementary instructions are signed by both Buyer and Transferors and a contrary intent is expressly indicated in such supplementary instructions. Transferors and Buyer hereby designate Title Company as the Reporting Person for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

        (c) TRANSFERORS' DELIVERIES TO ESCROW. At or before the Closing, Transferors shall deliver to the Title Company, in escrow, the following for each Property:

               (i)   the duly executed and acknowledged Deed;

               (ii)  a duly executed Assignment of Leases;

               (iii) a duly executed Bill of Sale;

               (iv)  a duly executed Assignment of Contracts;

               (v) loan assumption documentation to be executed by Transferor(s) with respect to the Assumed Loans;

               (vi) any documents or agreements reasonably necessary to permit Exchangors to facilitate a 1031 exchange of their Property, executed by Exchangors;

               (vii) a FIRPTA affidavit (in the form attached as Exhibit E) pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986 (the code), and on which Buyer is entitled to rely, that each Transferor is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code, and any equivalents required by the states in which the property is located; and




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               (viii) any other instruments, records or correspondence called for hereunder which have not previously been delivered.

        (d) TRANSFERORS' DELIVERIES TO BUYER.

               (i) DELIVERIES AT CLOSING. At or before the Closing, Transferors shall deliver to Buyer the following for each Property:

                      a) operating statements for that portion of the current year ending at the end of the calendar month preceding the month in which the Closing Date occurs, provided, however, that if the Closing occurs during the first fifteen days of a month, the operating statement shall be updated to the end of the calendar month that is two months prior to the Closing;

                      b) a Rent Roll dated as of the first day of the month in which the Closing Date occurs;

                      c) one original form notice to the Tenants for each of the Properties, informing them of this transaction; and

                      d) all keys, alarm codes, etc. relating to each the Property.

               (ii) DELIVERIES AFTER CLOSING. Promptly after closing, Transferors shall deliver to Buyer the following, to the extent they have not already been delivered, provided, however, that Transferors may satisfy this requirement by leaving these materials in on-site management/leasing offices located at the Properties:

                      a)     Copies of the Contracts listed on Schedule 2;

                      b) originals of the Leases, to the extent available; if an original is not available, Transferors shall use best efforts to provide Buyer with a legible copy; and

                      c) any other instruments, records or correspondence called for hereunder which have not previously been delivered, to the extent available.

        (e) BUYER'S DELIVERIES TO ESCROW. At or before the Closing, Buyer shall deliver or cause to be delivered in escrow to the Title Company the following:

               (i) a duly executed Assignment of Leases for each Property;

               (ii) a duly executed Assignment of Contracts for each Property;

               (iii) any documents reasonably necessary to permit Exchangors to facilitate a 1031 exchange of their Properties, subject to the limitations on Buyer's obligations in connection therewith as set forth in Section 15(t) below;

               (iv) loan assumption documentation relating to the Assumed Loans to be executed by Buyer; and



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               (v) the Cash.

        (f) DEPOSIT OF OTHER INSTRUMENTS. Transferors and Buyer shall each deposit such other instruments as are reasonably required by Title Company or otherwise required to close the escrow and consummate the transactions described herein in accordance with the terms hereof.

7. CLOSING ADJUSTMENTS AND PRORATIONS. With respect to the Property, the following adjustments shall be made, and the following procedures shall be followed:

        (a) BASIS OF PRORATIONS. All prorations shall be calculated as of 12:01 a.m. on the Closing Date, on the basis of a 365-day year.

        (b) ITEMS NOT TO BE PRORATED. There shall be no prorations or adjustments of any kind with respect to:

               (i) INSURANCE PREMIUMS;

               (ii) DELINQUENT RENTS FOR FULL MONTHS PRIOR TO THE MONTH IN WHICH THE CLOSING OCCURRED. Delinquent rents for full months prior to the month in which the Closing occurred shall remain the property of Transferors, and except as set forth herein, Buyer shall have no claim thereto whether collected by Transferors or Buyer, before or after the Closing, and no responsibility of any kind with respect thereto except as specifically set forth herein. Transferors may take all appropriate collection measures (including litigation if deemed by Transferors to be necessary or desirable), except that Transferors may not seek any remedy which would interfere with the Tenant's continued occupancy and full use of its premises under such Tenant's Lease, or Buyer's rights to receive Rent with respect to any period beginning on the Closing Date. If requested by Transferors, Buyer shall use reasonable efforts in accordance with its standard collection practices to collect delinquent rents on Transferors' behalf. In the event that Buyer collects any such delinquent rents, Buyer shall promptly pay such amounts over to Transferors in accordance with the procedures set forth subsection (d) below less the amount of Buyer's out of pocket third party collection costs. The foregoing notwithstanding, in the event that Transferors have commenced legal collection proceedings against any Tenant prior to the Approval Date, Transferors shall have the right, but not the obligations, to continue to prosecute such proceedings at their own cost and expense, and to seek any remedy to which it may be entitled.

        (c) CLOSING ADJUSTMENTS. Prior to Closing, Transferors shall prepare for review, comment and agreement by Buyer a proration statement for each Property, and each party shall be credited or charged at the Closing, in accordance with the following;




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               (i) RENTS. Transferors shall account to Buyer for any Rents actually collected by Transferors for the rental period in which the Closing occurs, and Buyer shall be credited for its pro rata share.

               (ii) EXPENSES.

                      a) PREPAID EXPENSES. To the extent Expenses have been paid prior to the Closing Date for the rental period in which the Closing occurs, Transferors shall account to Buyer for such prepaid Expenses, and Transferors shall be credited for the amount of such prepaid expenses applicable to the period after the Closing Date.

                      b) UNPAID EXPENSES. To the extent Expenses relating to the rental period in which the Closing occurs are unpaid as of the Closing Date but are ascertainable, Buyer shall be credited for Transferors' pro rata share of such Expenses for the period prior to the Closing date.

                      c) PROPERTY TAXES. For purposes of this Subsection entitled "Expenses," the Title Company shall pro-rate property taxes based on local custom in each relevant jurisdiction for sales of similar multifamily properties. The decision of the Title Company as to local custom shall be binding upon the parties hereto. If commonly done pursuant to local custom, Property Taxes shall be subject to a post closing adjustment once the actual tax bills are available (to the extent that the same are not available at Closing for the period in which the Closing occurs), provided, however, that the Buyer shall be solely responsible for any increased taxes resulting from the change in ownership of the Property from Transferors to Buyer or resulting from an increased tax levy based upon the Consideration paid hereunder.

               (iii) SECURITY DEPOSITS. Transferors shall deliver to Buyer all prepaid rents, security deposits, letters of credit, non-refundable cleaning and other fees and deposits and other collateral given to Transferor or any of its affiliates or successors in interest under any of the Leases, to the extent not applied by Transferors prior to the Closing Date. Buyer shall assume all of Transferor's obligations with respect to the Security Deposits, shall agree to hold and administer the same in accordance with the terms of applicable State law, and shall indemnify and hold harmless Transferors from any and all liability respecting the same arising from and after the Closing Date. This undertaking and indemnity shall survive the Closing.




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               (iv) LAUNDRY LEASES. Transferors shall also deliver to Buyer the amount of any prepaid income applicable to the month of Closing or thereafter under any cable television or laundry lease or the like allocable to the period from and after the Closing Date. Buyer shall deliver to Transferors the amount of any income under any cable television, laundry lease or similar agreement attributable to the period prior to the Closing Date.

               (v) UTILITY DEPOSITS. Transferors shall receive credits at Closing for the amount of any utility or other deposits with respect to the Properties, in which case all such deposits for which the Transferors receive credit shall remain in place for the benefit of Buyer and the Transferors shall execute and deliver to Buyer such documents as shall be necessary to assign such deposits to the Buyer.

        (d) POST-CLOSING ADJUSTMENTS. After the Closing Date, Transferors and Buyer shall make post closing adjustments in accordance with the following;

               (i) NON-DELINQUENT RENTS. If either Buyer or Transferors collects any non-delinquent Rents applicable to the month in which the Closing occurred, such Rents shall be prorated as of the Closing Date and paid to the party entitled thereto.

               (ii) DELINQUENT RENTS FOR MONTH IN WHICH THE CLOSING OCCURRED. If either Buyer or Transferors collects from any Tenant Rents that were delinquent as of the Closing Date and that relate to the rental period in which the Closing occurred, then such Rents shall be applied in the following order of priority: First, to reimburse Buyer or Transferors for all out-of-pocket third party collection costs actually incurred by Buyer or Transferors in collecting such Rents (including the portion thereof relating to the period after the Closing Date); second, to satisfy such Tenant's Rent obligations relating to the period after the Closing Date; and third, to satisfy such delinquent Rent obligations relating to the period prior to the Closing Date. Transferors shall have no right to pursue the collection of such delinquent Rents, except that Transferors shall retain to right to continue to prosecute any collection proceedings that were initiated against any Tenant prior to the Closing Date.

               (iii) EXPENSES. With respect to any invoice received by Buyer or Transferors after the Closing Date for Expenses that relate to the period in which the Closing occurred, the patty receiving such invoice shall give the other party written notice of such invoice, and the other party shall have thirty days to review and approve the accuracy of any such invoice. If the parties agree that the Invoice is accurate and should be paid, Buyer shall compute Buyer's pro rata share, write a check for that amount in favor of the vendor, and then send the invoice and check to Transferors, in which case Transferors agree that they will pay for its share and forward the invoice and the two payments to the vendor.

               (iv) SURVIVAL OF OBLIGATIONS. The obligations of Transferors and Buyer under the Subsection entitled "Post-Closing Adjustments" shall survive the Closing for a period of ninety (90) days, and all such adjustments shall be made prior to that time.

        (e) ALLOCATION OF CLOSING COSTS. Closing costs shall be allocated as set forth below:

               (i) Escrow charges: 50% to Buyer and 50% to Transferors.

               (ii) Recording fees: 50% to Buyer and 50% to Transferors.

               (iii) Title insurance premium for base Title Policy: 100% to Transferors. Buyer shall be solely responsible for the costs for extended coverages, endorsements and lender's title policies requested by Buyer or its lender(s).

               (iv) Transfer taxes: 100% to Buyer.

               (v) Survey costs: 100% to Buyer.

8. TRANSFER OF PROPERTY "AS IS". Except for representations and warranties made herein, Buyer acknowledges that none of the Transferors, any affiliate of the Transferors, any of their respective shareholders, partners, members, officers, directors, employees, contractors, agents, attorneys, nor other representatives of Transferors (collectively, the "Transferors Related Parties") have made any verbal or written representations, warranties, promises or guarantees whatsoever to Buyer, whether express or implied, and, in particular, no such representations, warranties, guaranties or promises have been made with respect to the physical condition or operation of the Property, title to or the boundaries of the Property, soil conditions, the environmental condition of the Property, including, without limitation, the presence, discovery, release, threatened release or removal of Hazardous Materials (including, without limitation, the presence of asbestos or, asbestos containing materials), the actual or projected revenue and expenses or the Property, the zoning and other laws, regulations or rules applicable to the Property or the compliance of the Property therewith, the quantity, quality or condition of the articles of personal property and fixtures included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as, and solely to the extent, herein specifically set forth.

        (a) Prior to the Effective Date, Buyer acknowledges that it will have reviewed or have had the opportunity to review the Due Diligence Materials.

        (b) Buyer further acknowledges that certain of the Due Diligence Materials may have been prepared by parties other than Transferors.

        (c) Buyer acknowledges that it has not relied upon any representations or warranties not specifically set forth herein, and has entered into this Agreement after having made and relied solely on its own independent investigation, inspections, analyses, appraisals and evaluations of facts and circumstances.

        (d) Except for its reliance on the representations and warranties specifically set forth herein, Buyer agrees to accept Property "as is" in its present condition, subject to reasonable use, wear and tear but excluding casualty and condemnation, between the date hereof and the Closing Date, and further agrees that except for any breach of its representations and warranties specifically set forth herein, Transferors shall not be liable for any latent defects in the Property or bound in any manner whatsoever by any guarantees, promises, projections, operating statements, setups or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Transferors or any Transferors Related Party, whether verbally or in writing.

        (e) Buyer is a sophisticated purchaser, with experience in acquiring, owning and operating real property in the nature of the Property. Buyer is familiar with the risks associated with sale transactions that involve purchases based on limited information, representations and disclosures. Buyer understands and is freely taking all risks involved in connection with this transaction.

        (f) Buyer acknowledges that, except as specifically set forth herein, Transferors hereby specifically disclaim any warranty or guaranty, oral or written, implied or arising by operation of law, and any warranty of condition, habitability, merchantability or fitness for a particular purpose, in respect to the Property.

        (g) Except for those matters expressly set forth in this Agreement to survive the Closing and except for the agreements of Transferors and Buyer set forth in the closing documents or otherwise entered into at the Closing, Buyer agrees that Buyer's acceptance of the Deed shall be and be deemed to be an agreement by Buyer that Transferors have fully performed, discharged and complied with all of Transferors' obligations, covenants and agreements hereunder and that Transferors shall have no further liability with respect thereto.

        (h) As a material inducement to Transferors to agree to sell the Property to Buyer and to execute this Agreement, except to the extent specifically provided to the contrary herein or in the Deed and other instruments to be executed and delivered by Transferors at the Closing, or any action for breach of any representation, warranty and/or covenant of Transferors specifically set forth herein, Buyer hereby waives, releases and forever discharges Transferors, any affiliate, and their respective shareholders, partners, members, officers, directors, employees, contractors, agents, attorneys and other representatives (collectively, the "Released Parties") from all claims, causes of action, demands, losses, damages, liabilities, costs and expenses (including attorney's fees and disbursements whether suit is instituted or not) which Buyer has or may have in the future on account of or in any way arising out of (i) the structural and physical condition of the Property or its surroundings, (ii) the financial condition of the operation of the Property either before or after the Closing

Date, (iii) any law, ordinance, rule, regulation, restriction or legal requirement which is now or may hereafter be applicable to the Property, including, without limitation, the Americans with Disabilities Act of 1990, and
(iv) the environmental condition of the Property, including, without limitation, the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property or the applicability to the Property of any Environmental Laws, as such acts may be amended from time to time, or any other federal, state or local statute or regulation relating to environmental contamination at, in or under the Property. Buyer shall not make or institute any claims against any of the Released Parties which are inconsistent with the foregoing. Buyer agrees that this release shall be given full force and effect according to each of its expressed terms and provisions. In connection with the foregoing release, the Buyer expressly waives the benefit of Section 1542, of the California Civil Code, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        (i) In no event shall Transferors be liable for any incidental, special, exemplary or consequential damages, including, without limitation, loss of profits or revenue, interference with business operations, loss of tenants, lenders, investors, buyers, diminution in value of the Property, or inability to use the Property, due to the physical condition of the Property.

        (j) The provisions of this Section shall survive the Closing or any termination of this Agreement.

9. TRANSFERORS' REPRESENTATIONS AND WARRANTIES.

        (a) GENERAL. Transferors hereby represent and warrant to Buyer the matters set forth on Addendum II, which is incorporated herein by this reference as though fully set forth herein. Other than as expressly contained in Addendum II, Transferors makes no representations or warranties of any kind relating to the Property or its condition or fitness. Buyer is entitled to rely on Transferors' representations and warranties notwithstanding Buyer's inspection and investigation of the Property, except to the extent that Buyer has Actual Knowledge on or before the Closing Date that any such representation or warranty is inaccurate, in which case such representation or warranty shall be deemed modified by Buyer's Actual Knowledge.

10. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants as of the Effective Date and as of the Closing Date to Transferors as follows:

        (a) ORGANIZATION. Buyer is a Nevada limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nevada, and is qualified to do business in the state(s) where the Property is located.

        (b) ENTITY AUTHORITY. Buyer has full corporate or partnership power and authority to execute and deliver this Agreement and to perform all of the terms and conditions hereof to be performed by Buyer and to consummate the transactions contemplated hereby. This Agreement and all documents executed by Buyer which are to be delivered to Transferors at Closing have been duly executed and delivered by Buyer and are or at the time of Closing will be the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable Creditors' Rights Laws. Buyer is not presently subject to any bankruptcy, insolvency, reorganization, moratorium, or similar proceeding.

        (c) SIGNERS' AUTHORITY. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer and its constituent entities, if any, have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

        (d) NO CONFLICT. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the compliance with the terms and conditions hereof will (a) violate or conflict, in any material respect, with any provision of Buyer's organizational documents or to Buyer's Actual Knowledge any statute, regulation or rule, or, to Buyer's Actual Knowledge, any injunction, judgment, order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which Buyer is subject, and which violation or conflict would have a material adverse effect on Buyer. Buyer is not a party to any contract or subject to any other legal restriction that would prevent fulfillment by Buyer of all of the terms and conditions of this Agreement or compliance with any of the obligations hereunder.

        (e) REQUIRED CONSENTS. To Buyer's Actual Knowledge all material consents required from any governmental authority or third party in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby have been made or obtained or shall have been made or obtained by the Closing Date. Complete and correct copies of all such consents shall be delivered to Transferors.

        (f) INDEPENDENT INVESTIGATION. Buyer has made (or will make prior to the Closing Date) an independent investigation with regard to the Property, will have ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws codes and regulations, and Buyer's intended use thereof, including without limitation, review and/or approval of matters disclosed by Transferors pursuant to this Agreement.

        (g) NO LITIGATION. There is no litigation pending or, to Buyer's knowledge, threatened, against Buyer or any basis therefor that might materially and detrimentally affect the ability of Buyer to perform its obligations under this Agreement. Buyer shall notify Transferors promptly of any such litigation of which Buyer becomes aware.

11. RISK OF LOSS.

        (a) NOTICE OF LOSS. If, prior to the Closing Date, any portion of the Property suffers a Minor or Major Loss, Transferors shall immediately notify Buyer of that fact, which notice shall include sufficient detail to apprise Buyer of the current status of the Property following such loss.

        (b) MINOR LOSS. Buyer's obligations hereunder shall not be affected by the occurrence of a Minor Loss, provided that: (i) upon the Closing, there shall be a credit against the Consideration equal to the amount of any insurance proceeds or condemnation awards collected by Transferors as a result of such Minor Loss, plus the amount of any insurance deductible applicable to such casualty; or (ii) insurance or condemnation proceeds available to Transferors are sufficient to cover the cost of restoration and the insurance carrier has admitted liability for the payment of such costs. If the proceeds or awards have not been collected as of the Closing, then Transferors' right, title and interest to, such proceeds or awards shall be assigned to Buyer at the Closing, together with a credit against the Consideration in the amount of any insurance deductible applicable to such casualty. This provision shall not limit any of the Buyer's repair obligations under the Leases. If there is a Minor Loss and insurance coverage as set forth above is not available, Buyer shall have the same rights as if it was a Major Loss.

        (c) MAJOR LOSS. In the event of a Major Loss, Buyer may, at its option to be exercised by written notice to Transferors within ten (10) days of Transferors' notice to Buyer of the occurrence thereof, elect to either (i) terminate this Agreement as to the damaged or condemned Property (in which event the Consideration payable hereunder shall be reduced by the Consideration allocable to such Property, or (ii) consummate the acquisition of the Property for the full Consideration, subject to the following. If Buyer elects to proceed with the acquisition of the Property, then the Closing shall be postponed to the later of the Closing Date or the date which is five (5) days after Buyer makes such election and, upon the Closing, Buyer shall be given a credit against the Consideration equal to the amount of any insurance proceeds or condemnation awards collected by Transferors as a result of such Major Loss, plus the amount of any insurance deductible applicable to such casualty. If the proceeds or awards have not been collected as of the Closing, then Transferors' right, title and interest to such proceeds or awards shall be assigned to Buyer, and Transferors will cooperate with Buyer as reasonably requested by Buyer in the collection of such proceeds or award. If Buyer fails to give Transferors notice within such 10-day period, then Buyer will be deemed to have elected to terminate this Agreement as to the damaged or condemned Property. If the Agreement is not terminated, nothing herein shall limit any of the Buyer's repair obligations under the Leases.

12. TRANSFERORS' CONTINUED OPERATION OF THE PROPERTY.

        (a) GENERAL. Except as otherwise contemplated or permitted by this Agreement or approved by Buyer in writing, from the Effective Date to the Closing Date, Transferors will operate, maintain, repair and lease of the Property in a prudent manner, in the ordinary course of business, on an arm's-length basis and consistent with its past practices (and without limiting the foregoing, Transferors shall, in the ordinary course, negotiate with prospective tenants and enter into leases of the Property, enforce leases in all material respects, pay all costs and expenses of the Property, including, without limitation, debt service, real estate taxes and assessments, and maintain insurance and pay and perform loan obligations) and will not dispose of or encumber the Property or any part thereof, except for dispositions of personal property in the ordinary course of business.

        (b) ACTIONS REQUIRING BUYER'S CONSENT. Notwithstanding the above terms of this Section, from the Approval Date until the Closing Date, Transferors shall not, without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed, take any of the following actions:

               (i) LEASES. Execute or renew any Lease, except for such actions in connection with residential leases of one year or less on the Transferors' standard form for the Property at market rents; provided, however, that if Transferors request Lease approval and Buyer has not responded to Transferors' request for Lease approval within two (2) business days, that Buyer shall be deemed to have approved the Lease activity in question;

               (ii) CONTRACTS. Except as otherwise required under this Agreement, enter into, execute or terminate any operating agreement, reciprocal easement agreement, management agreement or any lease, contract, agreement or other commitment of any sort (including any contract for capital items or expenditures), with respect to the Property that will survive the Closing or otherwise bind the Buyer after the Closing.

               (iii) PROPERTY WORK. Buyer and Transferors agree that Transferors shall proceed with the completion of the Property Work prior to the Closing Date, with reasonable diligence and in accordance with Transferors' past practices. Subsection (ii) above notwithstanding, Transferors shall enter into such Contracts as are necessary to complete the Property Work, which Contracts may be assigned to assumed by Buyer at Closing per Section 4(d) above.

13. TOTAL NON-CONSUMMATION OF THE TRANSACTION. If the transaction is not consummated in whole or in part on or before the Closing Date, the following provisions shall apply:

        (a) NO DEFAULT. If the transaction is not consummated for a reason other than a default by one of the parties, then (i) Title Company and each party shall return to the depositor thereof the Earnest Money and all other funds and items which were deposited hereunder, (ii) Transferors and Buyer shall each bear one-half of any Escrow cancellation charges.

        (b) DEFAULT BY TRANSFERORS. If (a) the conditions precedent set forth in
Section 5(b) shall have been satisfied or waived (provided that for purposes of this Section Buyer shall not be required to tender formally the Consideration but only demonstrate the commitment of immediately available funds to pay such Consideration) and (b) Transferors shall refuse to perform its closing obligations under this Agreement (e.g., by refusing to convey a Property to Buyer at Closing), then Buyer's sole and exclusive remedy under this Agreement shall be either (i) to receive back the Earnest Money in the event Transferors refused to perform its closing obligations with respect to all of the Properties plus all accrued interest thereon, in which case, after the payment by Transferors of any Escrow cancellation charges, neither party shall have any further rights or obligations hereunder, or (ii) to proceed to close the transaction without purchasing the affected Property, in which event the Consideration will be reduced by the Allocated Price of such affected Property, and pursue an action for specific performance on a Property by Property basis as to those properties as to which Transferors refuse to perform its closing obligations; provided, however, that any such action for specific performance shall be filed and served by Buyer within thirty (30) days of the date of the alleged Transferors' default, it being the intent of the parties hereto that any failure of Buyer to meet the time deadline set for filing shall be deemed to be Buyer's election to waive and relinquish any rights to enforce specific performance of this Agreement; and provided further, that notwithstanding anything to the contrary contained herein, Buyer's right to pursue an action for specific performance is expressly conditioned on Buyer not being in default or having defaulted in any material respect under this Agreement. Nothing contained in this Section 13(b) is intended to limit Buyer's rights under Sections
15(g), 15(m) and 15(p) of this Agreement. Transferors refusal to perform its closing obligations under this Agreement shall constitute a breach by Transferors under Section 6(c) of this Agreement and shall entitle Buyer to the remedies available under the Guaranty Agreement.

        (c) DEFAULT BY BUYER. If the Closing does not occur as a result of a default by Buyer, then (i) Buyer shall pay all escrow cancellation charges, (ii) to the extent it has not previously been delivered to Transferors, the Title Company shall deliver the Earnest Money to Transferors and (iii) any portion of the Initial Earnest Money or the Remaining Earnest Money that has not been deposited by Buyer shall immediately be paid by Buyer to Transferors. The aggregate amount under items (ii) and (iii) above shall constitute

Transferors' full and complete liquidated damages and its sole and exclusive remedy for Buyer's default. THE PARTIES HAVE AGREED THAT TRANSFERORS'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT SPECIFIED ABOVE HAVE BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF TRANSFERORS'S DAMAGES AND AS TRANSFERORS'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.

INITIALS: Transferors /s/                        Buyer  /s/
                      -------------------------         ------------------------

This Section 13(c) is intended only to liquidate and limit Transferors' rights to damages arising due to Buyer's failure to purchase the Properties and shall not limit the indemnification or other obligations of (i) Buyer pursuant to the Confidentiality Agreement dated May 17, 2000 (the "Confidentiality Agreement") or (ii) Buyer pursuant to (A) any other documents delivered pursuant to this Agreement or (B) Sections 4(a), 15(g), 15(m) and 15(p) of this Agreement. In the event that Transferors are entitled to the Earnest Money pursuant to this provision, an amount equal to the lesser of (i) the Earnest Money or (ii) the sum of (A) the maximum amount that can be paid to Transferors without causing Transferors (or any of their constituent partners or members) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Internal Revenue Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(H) and 856(c)(3)(A)-(1) of the Internal Revenue Code ("Qualifying Income"), as determined by Transferors' accountants, plus (B) in the event Transferors receive either (x) a letter from Transferors' counsel prior to the Closing Date indicating that Transferors (or their constituent partners or members, as applicable) has received a ruling from the Internal Revenue (the "IRS") described in clauses (ii) or (iii) of the following paragraph, or (y) an opinion from Transferors' (or their constituent partners or members, as applicable) counsel as described in clause (iv) of the following paragraph, an amount equal to the Earnest Money less the amount payable under clause (A) above, and any balance of the Earnest Money (the "Balance") shall be retained by the Title Company in escrow in accordance with the terms of an escrow (subject to the terms of the following paragraph) being otherwise agreed upon by Transferors and the Title Company.

        The escrow agreement described in this Section 13(c) shall provide that the amount in escrow or any portion thereof shall not be released to Transferors except to the extent the Title Company receives any one or combination of the following: (i) a letter from Transfers' accountants indicating the maximum amount that can be paid by the title Company to Transferors without causing Transferors (or any of their constituent partners or members, as applicable) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Internal Revenue Code, determined as if the payment of such amount did not constitute

Qualifying Income, in which case the Title Company shall release the amount indicated in such letter to Transferors, (ii) a letter from Transferors' (or any of their constituent partner's or member's, as applicable) counsel indicating that Transferors (or any of its constituent partners or members, as applicable) received a ruling from the IRS holding that the receipt by Transferors (or any of their constituent partners or members, as applicable) of the Earnest Money would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Internal Revenue Code, in which case the Title Company shall release the Balance to Transferors,
(iii) a letter from Transferors' (or any of their constituent partners' or members', as applicable) counsel, indicating that Transferors (or any of their constituent partners or members, as applicable) received a ruling from the IRS holding that the receipt by Transferor (or any of its constituent partners or members, as applicable) of the Balance following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto or (iv) an opinion of a Transferor's (or its constituent partner's or member's, as applicable) legal counsel to the effect that the receipt by a Transferor (or its constituent partner, as applicable) of the Earnest Money would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Internal Revenue Code, in which case the Title Company shall release the Balance to Transferors. Buyer and the Title Company agree to act reasonably and cooperate with Transferors, in order (x) to maximize the portion of the Earnest Money that may be distributed to Transferors hereunder without causing a Transferor (or its constituent partner or member, as applicable) to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) to improve a Transferor's (or any of their constituent partners or members, as applicable) chances of securing a favorable ruling described in this Section 13(c), provided that, except as otherwise provided in this Agreement, Buyer and Title Company shall not be required to incur any out-of-pocket costs in connection therewith. The escrow agreement shall also provide that any portion of the Earnest Money then held in escrow after the expiration of five (5) years from the date of the establishment of such escrow shall be released by the Title Company to Buyer. Buyer shall not be a party (other than as a contingent beneficiary as described above) to such escrow arrangements and shall not bear any cost of or have liability resulting from such escrow arrangements.

        (d) CURE RIGHTS. Prior to the exercise of any right or remedy for a default hereunder as contained in this Section 13, the party alleging a default hereunder shall give the defaulting party written notice of nature of such default (with such specificity as to enable the defaulting party to identify the cure of such default), and a ten (10) business day period in which to cure such default. If such cure has not been effected within such ten (10) business day period, then the party alleging a default hereunder may proceed pursuant this
Section 13, and no further cure periods shall apply to such default.

14. ADDITIONAL RIGHTS OF TERMINATION. In addition to other rights set forth elsewhere in this Agreement, Transferors and Buyer shall have the following rights to terminate this Agreement:

        (a) ALLOCATED VALUES. Transferors and Buyer agree and acknowledge that the aggregate Allocated Price of the Exchange Properties shall be $57,649,098 and the balance of the Consideration shall be allocated among the Sale Properties in accordance with a schedule to be attached hereto as Schedule 5. If the parties are unable to agree upon the Allocated Prices of the Sales Properties on or before the date which is 3 weeks after the Effective Date, then either Transferors or Buyer shall have the right to terminate this Agreement pursuant to Section 13(a) upon seven (7) days written notice to the other party.

        (b) OP UNIT AGREEMENT. In the event the OP Unit Agreement has not been executed and delivered by GLB, and any of its affiliates, including the Transferors which are necessary parties thereto, and Galesi on or before the date which is 3 weeks after the Effective Date, then Transferors shall have the right to terminate this Agreement pursuant to Section 13(a) upon seven (7) days written notice to Buyer of such election to terminate. If GLB, and any of its affiliates, including the Transferors which are necessary parties thereto, and Galesi do execute and deliver the OP Unit Agreement within the 3 week period after the Effective Date, then Buyer shall have the right to terminate this Agreement pursuant to Section 13(a) at any time during the fourteen (14) days following notice to Buyer of such execution any delivery (which notice shall contain a true, correct and complete copy of the OP Unit Agreement and each other agreement between any of the parties thereto or hereto relating to the OP Unit Agreement or any of the Properties) upon seven (7) days written notice to Transferor, if the terms of the OP Unit Agreement are not acceptable to Buyer in its sole discretion.

15. MISCELLANEOUS.

        (a) DISCLOSURE OF TRANSACTION. Promptly following the Effective Date, Transferors shall (i) file, if necessary, with the Securities & Exchange Commission a report on Form 8-K, and (ii) issue a press release announcing the execution of the Agreement, in the form attached hereto as Exhibit G. Except as provided in the preceding sentence, neither party shall publicly announce or discuss the execution of this Agreement or the transaction contemplated hereby without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, nothing herein shall limit or restrict the making of any public announcement or notification which Buyer or its affiliates or Transferors or its general partner is required to make under the applicable provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended and the rules and regulations adopted by the Securities and Exchange Commission thereunder.

        (b) ARBITRATION OF DISPUTES. CONTROVERSIES OR CLAIMS BETWEEN BUYER AND TRANSFERORS HEREUNDER SHALL BE RESOLVED BY ARBITRATION CONDUCTED IN ACCORDANCE WITH THE TEXAS CIVIL PRACTICE AND REMEDIES CODE, CHAPTER 171 ET SEQ. AND UNDER THE REAL ESTATE INDUSTRY RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA RULES"). THE ARBITRATOR(S) SHALL GIVE EFFECT TO SUBSTANTIVE AND PROCEDURAL LAW OF THE STATE OF TEXAS INCLUDING, WITHOUT

LIMITATION, THE STATUTES OF LIMITATION IN DETERMINING ANY CLAIM (BUT EXCLUDING PRINCIPLES RELATING TO CONFLICTS OF LAWS). ANY CONTROVERSY CONCERNING WHETHER AN ISSUE IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). ALL DECISIONS BY THE ARBITRATOR(S) SHALL BE IN WRITING AND COPIES OF THE DECISIONS SHALL BE DELIVERED TO EACH PARTY.

ARBITRATION SHALL TAKE PLACE IN DENVER, COLORADO AT A LOCATION MUTUALLY ACCEPTABLE TO THE PARTIES OR AS DESIGNATED BY THE ARBITRATOR(S) IF THE PARTIES CANNOT AGREE ON A LOCATION. THE DECISION BY THE ARBITRATOR(S) SHALL BE ISSUED NO LATER THAN SIXTY (60) DAYS AFTER THE DATE ON WHICH THE INITIATING PARTY GIVES WRITTEN NOTICE TO THE OTHER PARTY OF ITS INTENTION TO ARBITRATE, WHICH NOTICE SHALL COMPLY WITH THE REQUIREMENTS OF THE AAA RULES AND THREE COPIES OF SUCH NOTICE SHALL BE FILED AT THE REGIONAL OFFICE OF AAA IN DENVER, COLORADO AS PROVIDED IN THE AAA RULES.

JUDGMENT UPON THE ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR PURSUIT OF A PROVISIONAL OR ANCILLARY REMEDY SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY TEXAS LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE TEXAS CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.


/s/                                /s/
-------------------------          -------------------------
BUYER'S INITIALS                   TRANSFERORS' INITIALS

        (c) POSSESSION. Possession of the Property shall be delivered to Buyer upon the Closing.

        (d) FORCE MAJEURE. Transferors' corporate headquarters are located in San Mateo, California. If during the term of this Agreement, there occurs a Force Majeure Event (a fire or other casualty, act of God, riot or other civil disturbance, or any other event out of the control of Transferors that prevents Transferors from having access to and use of its headquarters facility for the conduct of its operations), Transferors shall have the right, exercisable by written notice to Buyer within five (5) business days of the date of the Force Majeure Event, to extend any period for Transferors' performance hereunder by an period of time equal to the time that Transferors reasonably anticipates that it will be unable to use its headquarters, but not to exceed fourteen (14) days.

        (e) TAX PROTEST. If as a result of any tax protest or otherwise any refund or reduction of real property or other tax or assessment relating to the Property during the period prior to Closing, Transferors shall be entitled to receive or retain such refund or the benefit of such reduction, less equitable prorated costs of collection and subject to the rights of tenants under leases as to any such refunds. To the extent any such tax protest or proceedings are ongoing as of the Closing, Transferors shall have the right, but not the obligation, to continue to pursue such protest or proceeding following the Closing, but only to the extent that it applies to the pre-closing tax periods.

        (f) NOTICES. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand or confirmed telecopy delivery, (ii) one (1) day after being deposited with Federal Express, DHL Worldwide Express or another reliable overnight courier service or (iii) two (2) days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as indicated below, or such other address as either party may from time to time specify in writing to the other.

If to Buyer:                             If to Transferors:
Bush Gardens, L.L.C.                     Glenborough Properties, L.P.
3300 Commerce Blvd. East                 400 South El Camino Real, 11th Floor
Dallas, Texas 75226                      San Mateo, CA 94402-1708
Attention: Joe Beard                     Attention: Robert Batinovich
Telecopy No. (214)887-1575               Telecopy No. (650)343-0957

with a copy to:                          with a copy to:
Jackson Walker L.L.P.                    Glenborough Realty Trust Incorporated
301 Commerce Street, Suite 2400          400 South El Camino Real, 11th Floor
Fort Worth, Texas 76102                  San Mateo, CA 94402-1708
Attention: Susan A. Halsey               Attention G. Lee Burns, Jr.
Telecopy No. (817)334-7290               Telecopy No. (650)343-7438

        (g) BROKERS AND FINDER. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the transaction contemplated herein. In the event that any broker or finder perfects a claim for a commission or finder's fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and shall indemnify and hold harmless the other party from and against all liabilities, losses, costs and expenses (including reasonable attorneys' fees) arising in connection with such claim for a commission or finder's fee. The provisions of this Subsection shall survive the Closing.

        (h) SUCCESSORS AND ASSIGNS. Subject to the following, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, heirs, administrators and assigns. Buyer shall have the right, with written notice to Transferors not later than ten (10) business days prior to the Closing Date, and upon receipt of Transferors' consent, which shall not be unreasonably withheld or delayed, to assign its right, title and interest in and to this Agreement to one or more assignees; provided, however that such assignee(s) shall assume all obligations of Buyer, and such assignment and assumption shall not release Buyer from any obligation hereunder. Transferors shall not have the right to assign its interest in this Agreement.

        (i) AMENDMENTS. Except as otherwise provided herein, this Agreement maybe amended or modified only by a written instrument executed by Transferors and Buyer.

        (j) GOVERNING LAW. The substantive laws of the State of Texas, without reference to its conflict of laws provisions, will govern the validity, construction, and enforcement of this Agreement.

        (k) MERGER OF PRIOR AGREEMENTS. This Agreement and the Addenda, Exhibits and Schedules hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

        (1) TIME FOR PERFORMANCE. Any time deadlines contained herein shall be calculated by reference to calendar days unless otherwise specifically notes. For notice purposes hereunder, days shall be deemed to end at 5:00 P.M. Pacific Time. In the event that any time periods for performance hereunder fall on a weekend or legal holiday (either national holiday, California or Texas holiday, or official holiday in the state where the Property is located), the date for performance shall be the next following business day.

        (m) ENFORCEMENT. If either party fails to perform any of its obligations under this Agreement or if a dispute arises between the parties concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, arbitration or court costs and attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

        (n) TIME OF THE ESSENCE. Time is of the essence of this Agreement.

        (o) SEVERABILITY. If any provision of this Agreement or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

        (p) CONFIDENTIALITY. Transferors and Buyer acknowledge and agree that the following provisions shall supercede the Confidentiality Agreement: (i) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (A) shall be kept confidential by the Receiving Party,
(B) shall not be used for any reason or purpose other than to evaluate and consummate the transactions contemplated in this Agreement, and (C) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Transferors (each, a "TRANSFEROR CONTACT") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "BUYER CONTACT"). Each of Buyer and Transferors shall disclose the Confidential Information of the other party only to its representatives who require such material for the purpose of evaluating the transactions contemplated in this Agreement and are informed by Buyer, or Transferors as the case may be, of the obligations of this Section 15(p) with respect to such information. Each of Buyer and Transferors shall (x) enforce the terms of this Section 15(p) as to its respective representatives, (y) take such action to the extent necessary to cause its representatives to comply with the terms and conditions of this Section 15(p), and (z) be responsible and liable for any breach of the provisions of this Section 15(p) by it or its representatives.

(ii) Unless and until this Agreement is terminated, Transferors shall maintain as confidential any Confidential Information (including for this purpose any information of Transferors of the type referred to in Section(i) of the definition of Confidential Information, whether or not disclosed to Buyer) of the Transferors relating to any of the Property or the Assumed Loans. Notwithstanding the preceding sentence, Transferors may use any Confidential Information of Transferors before the Closing in the ordinary course of business in connection with the transactions permitted by Section 12.

(iii) From and after the Closing, the provisions of subsection (i) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Transferors relating to any of the Property or the Assumed Loans.

(iv) Notwithstanding the foregoing, subsections (i) and (ii) above do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (A) was, is or becomes generally available to the public other than as a result of a breach of this Section 15(p) or the Confidentiality Agreement by the Receiving Party or its Representatives, (B) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party, (C) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure, or (D) which the Receiving Party is obligated or compelled to disclose pursuant to applicable law or process of law. Transferors shall not disclose any Confidential Information of Transferors relating to any of the Property or the Assumed Loans in reliance on the exceptions in clauses (B) or (C) above.

        (q) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        (r) ADDENDA, EXHIBITS AND SCHEDULES. All addenda, exhibits and schedules referred to herein are, unless otherwise indicated, incorporate herein by this reference as though set forth herein in full.

        (s) CONSTRUCTION. Headings at the beginning of each section and subsection are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular, shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties; but rather as if both parties had prepared the same.

        (t) TAX FREE EXCHANGE. As an accommodation to Exchangors, Buyer agrees to cooperate with Exchangors to accomplish one or more I.R.C. Section 1031 like kind tax deferred exchanges, provided that the following terms and conditions are met; (i) as to any properties not currently identified as Exchange Properties, Transferors shall give Buyer notice of any desired exchange not later than five (5) days prior to the Closing Date; (ii) Buyer shall in no way be liable for any additional costs, fees and/or expenses relating to any exchange; (iii) if, for whatever reason, the Closing does not occur, Buyer shall have no responsibility or liability to the third party involved in the exchange transaction, if any; and (iv) Buyer shall not be required to make any representations or warranties nor assume or incur any obligations or personal liability whatsoever in connection with the exchange transactions. Exchangors indemnify and agree to hold Buyer and its partners harmless from and against any and all causes, claims, demands, liabilities, costs and expenses, including attorneys' fees, as a result of or in connection with any such exchange.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of last date listed below next to the signatures of the Transferors and Buyer.

TRANSFERORS:

GLENBOROUGH PROPERTIES, L.P.,
a California limited partnership

By      Glenborough Realty Trust Incorporated,
        a Marilyn corporation, its General Partner

        By  /s/ ROBERT BATINOVICH
          ----------------------------------------
           Its
               ------------------------------------


CHASE MONROE LLC,
a Delaware limited liability company

By      Glenborough Properties, L.P.,
        a California limited partnership, its Managing Member

        By:    Glenborough Realty Trust Incorporated,
               its General Partner

               By  /s/ ROBERT BATINOVICH
                 ----------------------------------------
                  Its
                      ------------------------------------

GLB CHASE ON COMMONWEALTH, L.P.,
a North Carolina limited partnership

By      Glenborough Corporation,
        its Agent

        By      /s/ ROBERT BATINOVICH
          ----------------------------------------
           Its
               ------------------------------------

GLB COURTYARD, L.P.,
a North Carolina limited partnership.

By      Glenborough Corporation,
        its Agent

        By /s/ ROBERT BATINOVICH
           ----------------------------------------
           Its
               ------------------------------------

GLB FARMHURST, L.P.
a North Carolina limited partnership

By      Glenborough Corporation,
        its Agent

        By /s/ ROBERT BATINOVICH
           ----------------------------------------
           Its
               ------------------------------------

GLB THE OAKS, L.P.
a North Carolina limited partnership

By      Glenborough Corporation,
        its Agent

        By /s/ ROBERT BATINOVICH
           ----------------------------------------
           Its
               ------------------------------------

GLB SHARONRIDGE-PHASE 2, LIMITED PARTNERSHIP a North Carolina limited partnership

By      Glenborough Corporation,
        its Agent

        By /s/ ROBERT BATINOVICH
           ----------------------------------------
           Its
               ------------------------------------

GLB WENDOVER GLEN, L.P.
a North Carolina limited partnership

By      Glenborough Corporation,
        its Agent

        By /s/ ROBERT BATINOVICH
           ----------------------------------------
           Its
               ------------------------------------

GLENBOROUGH FUND V, LIMITED PARTNERSHIP
a Delaware limited partnership

By      Glenborough Realty Trust Incorporated,
        its Agent

        By /s/ ROBERT BATINOVICH
           ----------------------------------------
           Its
               ------------------------------------

GLENBOROUGH FUND VI, LLC,
a Delaware limited liability company

By      Glenborough Realty Trust Incorporated,
        its Agent

        By /s/ ROBERT BATINOVICH
           ----------------------------------------
           Its
               ------------------------------------

GLENBOROUGH FUND X, LIMITED PARTNERSHIP
a Delaware limited partnership

By      Glenborough Realty Trust Incorporated,
        its Agent

        By /s/ ROBERT BATINOVICH
           ----------------------------------------
           Its
               ------------------------------------

BUYER:

BUSH GARDENS, LLC,
a Nevada limited liability company

By /s/ Joe Beard
   ----------------------------------------
   Its
       ------------------------------------

Date: September 25, 2000

AMERICAN TITLE COMPANY

        The undersigned executes this Agreement for the purposes of acknowledging its agreement to serve as escrow agent in accordance with the terms of this Agreement and to acknowledge receipt of the Earnest Money from the Buyer.

American Title Company

By:
     ----------------------------------------
Its:
     ----------------------------------------

                                   ADDENDUM I

                                   DEFINITIONS

Terms used in this Agreement shall have the meanings set forth below:

1. ACTUAL KNOWLEDGE OF BUYER (OR BUYER'S ACTUAL KNOWLEDGE). The knowledge of any Responsible Individual of Buyer, without duty of inquiry.

2.      ACTUAL KNOWLEDGE OF TRANSFERORS (OR TRANSFERORS' ACTUAL KNOWLEDGE).
        The knowledge of any Responsible Individual of Transferors, without duty of inquiry.

3. AGREEMENT. This Agreement between Transferors and Buyer, including all Addenda, Schedules and Exhibits attached hereto and incorporated herein by reference.

4. ALLOCATED PRICE. As to each Property, the portion of the Consideration allocated to such Property as set forth on Schedule 5 to this Agreement.

5. APPROVAL DATE. 5:00 P.M. Central Standard Time on the forty fifth (45th day after the effective date.

6. ASSIGNMENT OF CONTRACTS. An Assignment and Assumption of Service Contracts, Guaranties and Warranties and Other Intangible Property substantially in the form of Exhibit D attached hereto.

7. ASSIGNMENT OF LEASES. An Assignment and Assumption of Leases substantially in the form of Exhibit B attached hereto.

8. ASSUMED LOANS. Those loans identified as Assumed Loans on Schedule 6 (Freddie Mac, Patrician and Riley Loans), which will be assumed by the Buyer at Closing.

9. BILL OF SALE. A Bill of Sale substantially in the form of Exhibit C attached hereto.

10.     BOARD OF DIRECTORS. The Board of Directors of GLB.

11. BUYER (COLLECTIVELY IF MORE THAN ONE). Bush Gardens, LLC, a Nevada limited liability company.

12. BUYER'S CONDITIONS PRECEDENT. Conditions precedent to Buyer's obligation to consummate this transaction, as set forth in the Section entitled "Conditions to Closing".

13. CASH. Immediately available funds to be paid by Buyer at the Closing, as provided in the Section entitled "Consideration".



                                 ADDENDUM I - 1

14. CLOSING. The delivery of the Deeds and the other documents required to be delivered hereunder and the payment of the Consideration.

15.     CLOSING DATE. December 22, 2000.

16. CONFIDENTIAL INFORMATION. Any and all of the following information of Transferors or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Transferors collectively on the other hand) or its representatives (collectively, a "DISCLOSING PARTY") to the other party or its representatives (collectively, a "RECEIVING PARTY"): .

        (i) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Part's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

        (ii) all notes, analyses, compilations, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, on any information included in the foregoing.

17. CONSIDERATION. The total consideration to be paid by Buyer to Transferors as described in the Section entitled "Consideration," which is allocated in the manner indicated on Schedule 5.

18. CONTRACTS. The service contracts, construction contracts for work in progress, any warranties thereunder, management contracts, unrecorded reciprocal easement agreements, operating agreements, maintenance agreements, franchise agreements and other similar agreements relating to the Property.

19. CREDITORS' RIGHTS LAWS. All bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, as well as general equitable principles whether or not the enforcement thereof is considered to be a proceeding at law or in equity.

20. DEED. A deed for each Property substantially in the form for each respective State in which a property is located, in the forms attached hereto as Exhibit A.

21. DELINQUENCY REPORT. A report attached hereto as Schedule 4(a) setting forth the name of each Tenant as to which a delinquency exists as to the payment of Rent, and specifying the amount of each such delinquency, the period of time during which each such delinquency has



                                 ADDENDUM I - 2
        been outstanding, and whether collection of such delinquency has been referred to legal counsel.

22. DUE DILIGENCE MATERIALS. The materials described in Addendum III, to which Buyer has been afforded access and review rights prior to the date of this Agreement.

23. DUE DILIGENCE PERIOD. A period of time commencing on the Effective Date, and expiring on the Approval Date.

24. EARNEST MONEY (ALSO EARNEST MONEY DEPOSIT). The Initial Earnest Money Deposit and the Remaining Earnest Money Deposit.

25. Effective Date. The date this Agreement is signed by Transferors or Buyer or is approved by the Board of Directors, whichever occurs later. GLB shall deliver written notice to Buyer setting forth the date on which the Board of Directors approves this Agreement. If such approval is not obtained on or before 5:00 pm Pacific time on September 30, 2000, this Agreement shall be null and void and shall have no further effect.

26. ENVIRONMENTAL LAWS. All federal, state, local or administrative agency ordinances, laws, rules, regulations, orders or requirements relating to Hazardous Materials.

27. ENVIRONMENTAL REPORTS. All environmental reports and investigations relating to the Property which are available to any Transferor, which are listed on Schedule 3 attached hereto.

28.     EXCHANGORS. Glenborough Properties, L.P. as to the following Properties:
        Cross Creek Apartments, Harcourt Club Apartments, Island Club Apartments. Glenborough Fund VI, LLC as to the following Properties:
        Sahara Gardens Apartments and Villas de Mission; provided, however, that Transferors may upon reasonable notice to Buyer, and without the necessity of Buyer's consent, add to this list of Exchangors and Exchange Properties.

29. EXPENSES. All operating expenses normal to the operation and maintenance of the Property, including without limitation real property taxes and assessments; current installments of any improvement bonds or assessments which are a lien on the Property or which are pending and may become a lien on the Property; water, sewer and utility charges; amounts payable under any Contract for any period in which the Closing occurs; permits, licenses and inspection fees. Expenses shall not include expenses which are of a capital nature.

30. GENERAL INTANGIBLES. All general intangibles relating to design, development, operation, management and use of the Real Property; all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental authority or other person in connection with the development, use, operation or management of the Real Property; all contract rights related to the Land, Improvements, Personal Property or Leases, Seller's interest in the following: management, maintenance, construction, commission, architectural, parking, supply or Service Contracts,



                                 ADDENDUM I - 3
        warranties, guarantees and bonds and other agreements related to the Improvements, Personal Property, and Leases that will remain in existence after Closing, all engineering reports, architectural drawings, plans and specifications relating to all or any portion of the Real Property, and all payment and performance bonds or warranties or guarantees relating to the Real Property; Any pending or future award made with respect to condemnation of the Land or Improvements, any award or payment for damage to the Land or Improvements or claim or cause of action for damage, injury or loss with respect to the ownership, maintenance and operation of the Land or Improvements and all of Transferors' right, title and interest in and to any and all of the following to the extent assignable: trademarks, service marks, logos or other source and business identifiers, trademark registration and applications for registration used at or relating to the Real Property and any written agreement granting to any Transferor any right to use any trademark or trademark registration at or in connection with the Real Property.

31. GLB. Glenborough Realty Trust Incorporated, a Maryland corporation, and general partner of Glenborough Properties, L.P.

32. GUARANTY AGREEMENT. That certain Guaranty Agreement of even date herewith executed by GLB and Buyer.

33. HAZARDOUS MATERIALS. Hazardous or toxic materials, substances or wastes, or other materials injurious to human health or the environment,

34. IMPROVEMENTS. All buildings; parking lots, signs, walks and walkways, fixtures and equipment and all other improvements and structures located at or on or affixed to the Land to the full extent that such items constitute realty under the laws of the state in which the Land is located.

35. INITIAL EARNEST MONEY Deposit. The earnest money deposit(s) paid by Buyer within two (2) business days after the Effective Date pursuant to the Section entitled "Consideration", in the amount of Five Million Dollars ($5,000,000).

36. INVESTIGATION MATTERS. Matters revealed as a result of Buyer's obtaining and review of the following during the Due Diligence Period: (i) environmental reports/updates commissioned by Buyer, (ii) engineering/structural reports commissioned by Buyer, which may be performed by entities which are affiliated with Buyer, (iii) title reports, underlying documents and surveys, (iv) the Assumed Contracts listed on Schedule 2 and (v) the pending litigation listed on Schedule II.E.l.

37. LAND. The land described in Schedule I attached hereto, together with all rights and appurtenances pertaining thereto, including without limitation, all of Seller's right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all casements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the "Land").



                                 ADDENDUM I - 4

38. LAWS. All Environmental Laws, zoning and land use laws, and other local, state and federal laws and regulations applicable to the Property.

39. LEASES. The leases and rental agreements listed in the Rent Rolls, together with any leases or rental agreements executed between the Effective Date and the Closing Date.

40. LEASE RIGHTS. All of Transferors' right, title and interest in and to the Leases and any and all, guarantees of the Leases and all security deposits, advance rental or like payments, if any, held by Transferors in connection with the Leases.

41. LOAN(S). The mortgage loan or loans described on Schedule 6 attached hereto.

42. LOAN DOCUMENTS. All notes or other evidence of indebtedness, loan agreements, mortgages, guaranty agreements, and any and all other documents entered into by Transferor and all amendments, modifications and supplements thereto relating to the Loans.

43. MATERIAL ADVERSE MATTERS AMOUNT. As to any Property, the amount, if any, as to which Buyer claims negatively impacts a Property with respect to an Investigation Matter.

44. MAJOR LOSS is defined as any damage or destruction to, or condemnation of, any Property as to which the cost to repair, or the value of the portion taken, as the case may be, exceeds $1,000,000.

45. MINOR LOSS is defined as any such damage, destruction or condemnation that is not a Major Loss.

46. OP UNIT AGREEMENT. An agreement between one or more of the Transferors, Buyer and various affiliates/partners/members of the Galesi Group ("Galesi") whereby Galesi shall recontribute all of its currently outstanding OP units in Glenborough Properties, L.P. in exchange for the distribution, directly or indirectly, of a portion of the Property hereunder, or a security representing an ownership interest therein, in which event a portion of the Consideration payable hereunder shall consist of such recontributed OP units at a price of $18.50 per unit.

47. PERMITTED EXCEPTIONS. The Leases and the exceptions to title approved by Buyer during the Due Diligence Period, pursuant to the title review procedure set forth in the Agreement.

48. PERSONAL PROPERTY. All of Transferors' right, title and interest in and to the personal property and any interest therein owned by Transferors or held directly for the benefit of Transferors, if any, located on the Real Property and used in the operation or maintenance of the Real Property.

49. PROPERTY OR PROPERTIES. The Real Property, together with the Leases, the Lease Rights, the Personal Property and the General Intangibles. Depending on context, "Property" may refer



                                 ADDENDUM I - 5

        (i) in aggregate to all of the Real Property which is the subject of this Agreement (which may also be referred to as the "Properties"), or
        (ii) singly to any individual parcel of Land with associated Improvements. The Properties are divided into Sale Properties and Exchange Properties.

50.     REAL PROPERTY. The Land and Improvements.

51. REMAINING EARNEST MONEY DEPOSIT. The earnest money deposit(s) paid by Buyer on or before the Approval Date pursuant to the Section entitled "Consideration", in the amount of Ten Million Dollars ($10,000,000).

52. RENT ROLLS. The lists of each of the Leases as of the date of this Agreement, attached hereto as Schedule 4 setting forth for each Lease.

53.     RENTS. The periodic rental payments under any Lease.

54. RESPONSIBLE INDIVIDUALS. With respect to Buyer: Joe Beard; and with respect to Transferors: Robert Batinovich and Andrew Batinovich.

55. SELLERS. GLENBOROUGH PROPERTIES, L.P. as to Woodmere Trace and the Springs of Indian Creek, Phases I and II. GLENBOROUGH FUND V, L.P. as to Overlook Apartments. GLENBOROUGH FUND VI, LLC as to Arrowood Crossing, Chase Monroe, Park at Woodlake, Player's Club, Sabal Point and Willow Glen Apartments. GLENBOROUGH FUND X as to Bandera Crossing, Bear Creek, Cypress Creek, Hunters Chase, Hunterwood, Longspur Crossing, North Park, Silver Vale Crossing, Stone Ridge, the Hollows, Vista Crossing, Walnut Creek Crossing, Willow Brook and Wind River Crossing, Jefferson Creek, Jefferson Place and La Costa. GLB CHASE ON COMMONWEALTH, L.P. as to Chase on Commonwealth. DC COURTYARD, L.P. as to the Courtyard Apartments, GLB FARMHURST, L.P. as to the Landing on Farmhurst Apts. GLB THE OAKS, L.P. as to the Oaks Apartments. GLB SHARONRIDGE APTS PHASE I AND II, L.P. as to Sharonridge Apartments. GLB WENDOVER GLEN, L.P. as to Wendover Glen Apartments. CHASE MONROE, LLC as to the Chase, Phase II.

56. SERVICE CONTRACTS. All Contracts involving ongoing services and periodic payment therefor, as distinguished from franchise agreements, easements, guarantees, warranties and the like.

57. STOCK REPURCHASE AGREEMENT. That certain Stock Repurchase Agreement of even date herewith, executed by and between GLB and Buyer.

58.     TENANT(S). Each and all tenants as listed on the Rent Rolls.

59.     THIRD PARTY. Any person other than Buyer or any Affiliate of Buyer.



                                 ADDENDUM I - 6

60. TITLE COMPANY. American Title Company, whose address is 1909 Woodall Rodgers Freeway, Suite 400, Dallas, Texas 75201; attention Bo Feagin.

61. TITLE POLICY. A policy of extended coverage American Land Title Association Policy of Owner's Title Insurance (or Texas Land Title Association Policy of Owner's Title Insurance in the case of the Texas Properties) issued by Title Company in the amount of the Consideration, showing title vested in Buyer subject only to the Permitted Exceptions.

62.     TRANSFERORS. The Sellers and the Exchangors.

63. TRANSFERORS' BREACH. The Breach by Transferors of any representation or warranty or covenant or a claim under any indemnity contained in this Agreement or any representation, warranty, covenant or indemnity contained in any other document or instrument delivered by Transferors to Buyer at closing.

64. TRANSFERORS' CONDITIONS PRECEDENT. Conditions precedent to Transferors' obligation to consummate this transaction, as set forth in the Section entitled "Conditions to Closing."



                                 ADDENDUM I - 7

                                  ADDENDUM II

                  TRANSFERORS' REPRESENTATIONS AND WARRANTIES

Transferors hereby represents and warrants to Buyer as follows:

A.      ORGANIZATION AND AUTHORIZATION.

        1. Each Transferor is a limited partnership or limited liability company as shown on the signature page, duly organized, validly existing and in good standing under the laws of the State of shown on the signature page, and is qualified to do business in the state where the Property that it owns is located.

        2. Each Transferor has full partnership or limited liability company power and authority to execute and deliver this Agreement and to perform all of the terms and conditions hereof to be performed by such Transferor and to consummate the transactions contemplated hereby. This Agreement and all documents executed by Transferors which are to be delivered to Buyer at Closing have been duly executed and delivered by Transferors and are or at the time of Closing will be the legal, valid and binding obligation of Transferors and is enforceable against each Transferor in accordance with its terms, except as the enforcement thereof may be limited by applicable Creditors' Rights Laws. No Transferor is presently subject to any bankruptcy, insolvency, reorganization, moratorium, or similar proceeding.

        3. The individuals executing this Agreement and the instruments referenced herein on behalf of each Transferor and its constituent entities, if any, have the legal power, right and actual authority to bind such Transferor to the terms and conditions hereof and thereof.

B.      TITLE MATTERS

        1. To Transferor's Actual Knowledge, Transferors have good and indefeasible title to the Properties located in the State of Texas and good and marketable title to the Properties located in other states. There are no adverse or other parties in possession of the Property, or any part thereof, with the consent of Transferors except Transferors and Tenants. No party has been granted by Transferors any license, easement, lease, or other right relating to the use or possession of the Property or any part thereof, except Tenants or the matters of record or the parties to the Service Contracts listed on Schedule 2.

        2. The Property is not subject to any outstanding agreements of sale or any options, liens, or other rights of third parties to acquire any interest therein, except as described in this Agreement, and upon execution and delivery by Transferors of the conveyancing documents required to be executed by Transferors hereunder, Buyer will be vested with good, marketable and indefeasible title to the Properties located in the State of Texas and good and marketable title to the Properties located in other states.




                                ADDENDUM II - 1

C.      PROPERTY CONDITION, USE AND COMPLIANCE

        1. COMPLIANCE WITH LAWS. Except as set forth on Schedule II.C.1, to Transferors' Actual Knowledge, no Transferor has received written notice that the use or operation of any Property is in violation of any applicable Laws.

        2. NO REGULATORY PROCEEDINGS. Except as set forth on Schedule II.C.2., to Transferors' Actual Knowledge, no Transferor has received any written notice of any condemnation, environmental, zoning or other land-use regulation proceedings that have been instituted, or are planned to be instituted, which directly identify any of the Property, nor has any Transferor received written notice of any special assessment proceedings affecting any of the Property. Transferors shall notify Buyer promptly of any such proceedings of which any Responsible Party of Transferors becomes aware prior to Closing.

D.      THE LEASES

        1. RENT ROLLS. The Rent Rolls attached hereto completely and accurately reflect the material terms and conditions of the Leases in all material respects as of its date. Except as disclosed on the Rent Roll, to the Actual Knowledge of Transferors, as of the date of the Rent Roll, there are no other Tenants at the Property with a Transferor's consent, and no Rental under any Lease has been collected in advance of the current month. The Rent Roll shall be updated at the Closing to reflect any changes which occur after the Effective Date.

        2. SECURITY DEPOSITS. The Rent Roll sets forth all cash security deposits held by Transferors as to the Property. Transferors have not received from any Tenant or any other party written notice of any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit, except as set forth on the Rent Roll.

E.      OTHER MATTERS

        1. NO LITIGATION. Except as will be set forth on Schedule II.E.1. (which will be provided by Transferors no later than fifteen (15) days after the Effective Date), there is no litigation pending or, to Transferors' Actual Knowledge, threatened: (i) against any Transferor that arises out of the ownership of the Property or that might materially and detrimentally affect the value or the use or operation of any of the Property for its intended purpose or the ability of such Transferor to perform its obligations under this Agreement; or (ii) by any Transferors against any Tenant. Transferors shall notify Buyer promptly of any such litigation of which a Responsible Individual of Transferors becomes aware before Closing.

        2. NO CONTRACTS FOR IMPROVEMENTS. Except as set forth on Schedule 2(a) or Schedule II.E.2., at the time of Closing there will be no outstanding written or oral contracts made by a Transferor for any improvements to the Property which have not been fully paid for and Transferors shall cause to be discharged all mechanics and materialmen's liens arising from any labor or materials furnished to the Property prior to the time of Closing.



                                ADDENDUM II - 2

        3. EXHIBITS AND SCHEDULES. The Schedules attached hereto, as provided by or on behalf of Transferors, completely and correctly present in all material respects the information required by this Agreement to be set forth therein, provided, however, that as set forth in more detail in the Agreement, Transferors make no representation or warranty as to the completeness or accuracy of any materials contained in the Schedules that have been prepared by third parties unrelated to Transferors.

        4. TRANSFERORS NOT A FOREIGN PERSON. No Transferor is a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

F.      MISCELLANEOUS

        1. TIMELINESS OF REPRESENTATIONS AND WARRANTIES. All representations and warranties set forth herein shall be deemed to be given as of the Effective Date and the Closing Date.

        2. MATERIALITY LIMITATION. Buyer shall not be entitled to any right or remedy for any inaccuracy in or breach of any representation, warranty or covenant under this Agreement or any conveyance document unless the amount of damages proximately caused thereby exceeds the following: (A) the aggregate measure of such claims with respect to a Property exceeds 1% of the Allocated Price for such Property, and (B) the aggregate measure of such claims with respect to all of the Properties exceeds 1% of the Consideration (the "Threshold"). Transferors' aggregate liability for claims arising out of all Transferors' breaches shall not, in the aggregate, exceed an amount equal to three percent (3%) of the aggregate Consideration for all of the Properties.

        3. CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, and, together with all conditions, covenants and indemnities made by the respective parties contained herein or made in writing pursuant to this Agreement (except as otherwise expressly limited or expanded by the terms of this Agreement), shall survive the execution and delivery of this Agreement and shall survive the Closing for a period of twelve (12) months after the Closing, or, to the extent the context requires, beyond any termination of this Agreement for a period of twelve (12) months. Any claim fox breach of a representation and warranty given hereunder must be filed and served within this twelve (12) month period, or be deemed waived and released.



                                ADDENDUM II - 3

                                  ADDENDUM III

                       DUE DILIGENCE LIST OF INFORMATION

LOAN DOCUMENTS

1.      GLB Fund X - FNMA $97.6 million line of credit

2.      Freddie Mac Offering Circular

3.      GLB Fund VI - Freddie Mac $_ term loan

4.      Patrician Island Club

5.      Patrician Cross Creek

6.      Patrician Harcourt

7.      Riley Chase Commonwealth term loan

8.      Riley Courtyard term loan

9.      Riley Landing on Farmhurst term loan

10.     Riley Sharonridge term loan

11.     Riley Wendover Glen term loan

12.     Riley Oaks term loan

(See attached tables of contents for specific document references on the above)

MULTIFAMILY PORTFOLIO SUMMARY VOLUMES I THROUGH V

1.      Property Photographs

2.      Property Location

3.      Maps 2000 Budgets

4.      2000 Year to Date Operating Statements

5.      Current Rent Rolls

6.      Occupancy Listings

7.      Schedule of 2000 Budgets

8.      Debt Summary

OTHER INFORMATION

1.      Trailing 12 month operating statements for all properties dated 6/30/00

2.      RUBs program rollout and penetration schedule

3.      Capital Expenditures Open Capital Items List 61900

4.      Multifamily Turnover CapEx 2000 First Quarter Actuals

5.      Multifamily Portfolio Unit Mix

6.      Schedule of Laundry Facilities

7.      Schedule of Property Tax Values

8.      Adjustments to Q1 2000 Net Operating Income Schedules